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                                    EXHIBIT 3


                  (LETTERHEAD OF ROSSCO HOLDINGS INCORPORATED)


                                  July 17, 1998



Publicker Industries, Inc.
One Post Road
Fairfield, Connecticut  06430
Attention:  Secretary

Dear Sir:

        Pursuant to Title 15, Section 1508(b), of the Pennsylvania Consolidated Statutes, the undersigned, a shareholder of record of Publicker Industries, Inc., a Pennsylvania corporation (the "Company"), hereby demands to inspect the books and records of the Company. As permitted by the Pennsylvania Consolidated Statutes, this demand includes, but is not limited to, inspection of the Company's share register, books and records of account, and records of the proceedings of the incorporators, shareholders, and directors.

        The purpose of this inspection is to (i) review the transactions between the Company and its subsidiaries, on the one hand, and officers and directors of the Company and their affiliates, on the other hand, to ensure the directors and officers are acting with the required duty of loyalty towards the Company, and
(ii) communicate with shareholders of the Company in a manner consistent with applicable securities laws.

        Please notify the undersigned at (310) 274-1986 of the time when the books and records will be available for inspection.

        In addition, the undersigned hereby demands copies of each agreement or arrangement between the Company or its subsidiaries providing for compensation (including any bonus or incentive compensation) to be paid to any director or executive officer of the Company or any affiliate of any director or executive officer, including without limitation, the following:

        (a) The Agreements dated as of August 1987, between the Company and Harry I. Freund, Jay S. Goldsmith, David L. Herman and James J. Weis concerning a change in control of the Company;

        (b)     The Company's 1991 Stock Option Plan;


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                                    EXHIBIT 3

Publicker Industries, Inc.
July 17, 1998
Page 2

        (c) Employment Agreement dated February 17, 1987 between the Company and James J. Weis;

        (d)     The Company's 1993 Long-Term Incentive Plan;

        (e)     The Company's Non-Employee Director Stock Option Plan;

        (f) Consulting Agreement between the Company and Harry I. Freund and Jay S. Goldsmith; and

        (g) Agreements providing incentive or bonus compensation paid since 1990 or to be paid to directors or officers of the Company or their affiliates.

        Copies of the foregoing should be sent our attorney, Gary N. Jacobs, Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP, 2121 Avenue of the Stars, 18th Floor, Los Angeles, California 90067.

        The undersigned hereby certifies that he is authorized to make the foregoing demands set forth herein. The statements made herein are subject to the penalties of Title 18, Section 4904 of the Pennsylvania Consolidated Statutes.

                                     Very truly yours,

                                     ROSSCO HOLDINGS INCORPORATED


                                     By:        /s/ Leonard M. Ross
                                          -------------------------------
                                          Leonard M. Ross
                                          President